Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contact Information: Vaughn Harring	Investor Contact Information: Ken Apicerno
Phone: 781-622-1242	Phone: 781-622-1294
E-mail: vaughn.harring@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Record 2008 Fourth Quarter Results from Continuing Operations; Provides Guidance for 2009

WALTHAM, Mass. (February 4, 2009) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, reported that revenues increased 1% to a record $2.65 billion in the fourth quarter of 2008, compared with $2.62 billion in the 2007 quarter. The quarterly revenue growth reflects the negative impact of currency translation, which lowered revenues by 4%, offset by the positive effect of acquisitions, net of divestitures, which increased revenues by 1%. GAAP diluted earnings per share (EPS) were $0.68 in 2008, versus $0.54 in the year-ago period. GAAP operating income for the 2008 quarter was $322.5 million, compared with $285.0 million in 2007, and GAAP operating margin was 12.2%, compared with 10.9% a year ago.

Adjusted EPS grew 16% to $0.88 in the fourth quarter of 2008, versus $0.76 in the 2007 quarter. Adjusted operating income for the 2008 quarter increased 9% versus 2007 results, and adjusted operating margin expanded 140 basis points to 18.6%, compared with adjusted operating margin of 17.2% in the 2007 period.

For the full year, revenues grew 8% to a record $10.50 billion in 2008, compared with 2007 revenues of $9.75 billion. Currency translation increased revenues by 1%, and acquisitions, net of divestitures, increased revenues by 2%. GAAP diluted EPS was $2.29 in 2008, versus $1.72 in 2007. GAAP operating income in 2008 was $1.23 billion, compared with $974.4 million a year ago, and GAAP operating margin was 11.7% in 2008, compared with 10.0% in 2007. Full-year adjusted EPS grew 19% to $3.16 in 2008, versus $2.65 in 2007. Adjusted operating income for 2008 increased 14% over 2007 results, and adjusted operating margin expanded 100 basis points to 17.8%, compared with adjusted operating margin of 16.8% in 2007.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Full-Year Highlights
•	Revenues grew 8% to a record $10.50 billion
•	Adjusted EPS rose 19%
•	Adjusted operating income increased 14%
•	Adjusted operating margin expanded 100 basis points
•	Generated $1.2 billion of free cash flow
•	Leveraged approximately $250 million in R&D spending to launch innovative new products
•	Continued significant investment in Asia to expand offerings for analytical, environmental and biopharma markets
•	Completed strategic acquisitions that added approximately $120 million in annualized revenues

“We are pleased to report very solid financial results for both the fourth quarter and the full year in spite of the economic headwinds that continue to put pressure on capital spending in some of our end markets,” said Marijn E. Dekkers, president and chief executive officer of Thermo Fisher Scientific. “Our performance is largely the result of our favorable product mix, with two-thirds of our revenues coming from recurring sales of consumables and services that tend to hold up better in an uncertain environment. I also applaud the tremendous effort of our employees – their intensity in achieving our goals allowed us to deliver a strong 2008 across the board. We finished the year with 8% revenue growth, for record top-line results. At the same time, we were able to expand adjusted operating margins by 100 basis points, which led to 19% growth in our adjusted EPS. In addition, we strengthened our balance sheet and generated $1.2 billion of free cash flow for the year.”

Dekkers added, “Looking to 2009, the economic climate will likely continue to restrain capital budgets, especially through the first half of the year. Based on that assumption, and a negative impact of approximately 4% from foreign exchange, we expect to achieve 2009 revenues of $10.0 to $10.3 billion, or a 2 to 5 % decline compared with 2008.

“We expect adjusted EPS for 2009 to be in the range of $3.00 to $3.30. This factors in a $.15 foreign exchange headwind and a $.03 reduction resulting from non-cash interest expense associated with the new convertible debt accounting rule that takes effect in the first quarter. Our 2009 adjusted EPS estimate would lead to a growth range of negative 4% to positive 5% versus 2008 after applying a $.03 reduction to 2008 for the new accounting rule. Our estimates for 2009 reflect our continued investment in opportunities that will drive growth and position us to emerge from this recession an even stronger industry leader.” (The 2009 guidance does not include any future acquisitions or divestitures, and is based on present currency exchange rates. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”)

Management uses adjusted operating results to monitor and evaluate performance of the company’s business segments.

Analytical Technologies Segment

Revenues in the Analytical Technologies Segment declined 1% in the fourth quarter of 2008 to $1.14 billion, compared with 2007 revenues of $1.15 billion. Adjusted operating income increased 6% in the fourth quarter of 2008, and adjusted operating margin rose to 22.4%, versus 2007 results of 20.9%.

For the full year, revenues grew 7% in the Analytical Technologies Segment to $4.47 billion in 2008, compared with $4.18 billion in 2007. Adjusted operating income for the segment grew 16% in 2008, and adjusted operating margin increased to 21.4%, versus 19.7% a year ago.

Laboratory Products and Services Segment

In the Laboratory Products and Services Segment, revenues grew 3% in the fourth quarter of 2008 to $1.62 billion, compared with 2007 revenues of $1.57 billion. Adjusted operating income increased 12% in the fourth quarter of 2008, and adjusted operating margin rose to 14.7%, versus 2007 results of 13.6%.

For the full year, the Laboratory Products and Services Segment reported a 9% increase in revenues to $6.45 billion in 2008, compared with $5.91 billion in 2007. Adjusted operating income for the segment grew 12% in 2008, and adjusted operating margin increased to 14.1%, versus 13.7% a year ago.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which excludes operating cash flows from discontinued operations and deducts net capital expenditures. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities in connection with the Fisher merger. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and professional fees related to the merger with Fisher. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2009 excludes approximately $.91 of expense for the amortization of acquisition-related intangible assets for acquisitions completed through the fourth quarter of 2008. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events (such as the one-time effect on deferred tax balances of enacted changes in tax rates), which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and debt facilities, and discontinued operations.

We also report free cash flow, which is operating cash flow, net of capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, February 4, at 8:30 a.m. Eastern time. To listen, dial (866) 793-1301 within the U.S. or (703) 639-1307 outside the U.S., and use conference ID 1212657. You may also listen to the call live on our Website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our Website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, March 6, 2009.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, enabling our customers to make the world healthier, cleaner and safer. With annual revenues of $10.5 billion, we have more than 34,000 employees and serve over 350,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental and industrial process control settings. Serving customers through two premier brands, Thermo Scientific and Fisher Scientific, we help solve analytical challenges from routine testing to complex research and discovery. Thermo Scientific offers customers a complete range of high-end analytical instruments as well as laboratory equipment, software, services, consumables and reagents to enable integrated laboratory workflow solutions. Fisher Scientific provides a complete portfolio of laboratory equipment, chemicals, supplies and services used in healthcare, scientific research, safety and education. Together, we offer the most convenient purchasing options to customers and continuously advance our technologies to accelerate the pace of scientific discovery, enhance value for customers and fuel growth for shareholders and employees alike. Visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 27, 2008, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission (SEC) and available in the “Investors” section of our Website under the heading “SEC Filings.” Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal growth; general worldwide economic conditions and related uncertainties; use and protection of intellectual property; dependence on customers’ capital spending policies and government funding policies; the effect of changes in governmental regulations; the effect of exchange rate fluctuations on international operations; the effect of laws and regulations governing government contracts; the effect of competing with certain of our customers and suppliers; and the effect of rapid changes in the healthcare industry. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

###

Consolidated Statement of Income (a)(b)	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2008	Revenues	2007	Revenues

Revenues	$2,646.3		$2,621.1
Costs and Operating Expenses:
Cost of revenues (c)	1,549.0	58.5%	1,550.8	59.2%
Selling, general and administrative expenses	545.4	20.6%	558.0	21.3%
Amortization of acquisition-related intangible assets	148.0	5.6%	148.2	5.6%
Research and development expenses	60.9	2.3%	61.4	2.3%
Restructuring and other costs, net (d)	20.5	0.8%	17.7	0.7%
	2,323.8	87.8%	2,336.1	89.1%

Operating Income	322.5	12.2%	285.0	10.9%
Interest Income	11.6		13.4
Interest Expense	(28.8)		(36.9)
Other Expense, Net (e)	(5.0)		(3.5)

Income from Continuing Operations Before Income Taxes	300.3		258.0
Provision for Income Taxes (f)	(9.6)		(23.7)

Income from Continuing Operations	290.7		234.3
(Loss) Gain on Disposal of Discontinued Operations (net of income tax benefit of $0.2 in 2008, net of income tax provision of $2.4 in 2007)	(0.5)		5.5

Net Income	$290.2	11.0%	$239.8	9.1%

Earnings per Share from Continuing Operations:
Basic	$.69		$.56
Diluted	$.68		$.53

Earnings per Share:
Basic	$.69		$.57
Diluted	$.68		$.54

Weighted Average Shares:
Basic	418.4		417.5
Diluted	427.4		440.7

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$322.5	12.2%	$285.0	10.9%
Cost of Revenues Charges (c)	0.7	0.0%	1.2	0.0%
Restructuring and Other Costs, Net (d)	20.5	0.8%	17.7	0.7%
Amortization of Acquisition-related Intangible Assets	148.0	5.6%	148.2	5.6%

Adjusted Operating Income (b)	$491.7	18.6%	$452.1	17.2%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$290.2	11.0%	$239.8	9.1%
Cost of Revenues Charges (c)	0.7	0.0%	1.2	0.0%
Restructuring and Other Costs, Net (d)	20.5	0.8%	17.7	0.7%
Amortization of Acquisition-related Intangible Assets	148.0	5.6%	148.2	5.6%
Amortization of Acquisition-related Intangible Assets – Equity Investments	0.7	0.0%	0.9	0.0%
Other Income, Net (e)	3.8	0.2%	4.5	0.2%
Provision for Income Taxes (f)	(89.5)	-3.4%	(73.3)	-2.7%
Discontinued Operations, Net of Tax	0.5	0.0%	(5.5)	-0.2%

Adjusted Net Income (b)	$374.9	14.2%	$333.5	12.7%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$0.68		$0.54
Cost of Revenues Charges, Net of Tax (c)	—		—
Restructuring and Other Costs, Net of Tax (d)	0.03		0.02
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.20		0.21
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Income, Net of Tax (e)	0.01		0.02
Provision for Income Taxes (f)	(0.04)		(0.02)
Discontinued Operations, Net of Tax	—		(0.01)

Adjusted EPS (b)	$0.88		$0.76

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$460.2		$535.3
Net Cash Used in (Provided by) Discontinued Operations	0.5		(0.7)
Purchases of Property, Plant and Equipment	(104.5)		(57.3)
Proceeds from Sale of Property, Plant and Equipment	5.5		4.3

Free Cash Flow (b)	$361.7		$481.6

Segment Data (g)	Three Months Ended
	December 31,	% of	December 31,	% of
(In millions except percentage amounts)	2008	Revenues	2007	Revenues

Revenues
Analytical Technologies	$1,136.7	43.0%	$1,147.3	43.8%
Laboratory Products and Services	1,618.7	61.2%	1,565.4	59.7%
Eliminations	(109.1)	-4.2%	(91.6)	-3.5%

Consolidated Revenues	$2,646.3	100.0%	$2,621.1	100.0%

Operating Income and Operating Margin
Analytical Technologies	$254.1	22.4%	$239.5	20.9%
Laboratory Products and Services	237.6	14.7%	212.6	13.6%

Subtotal Reportable Segments	491.7	18.6%	452.1	17.2%

Cost of Revenues Charges (c)	(0.7)	0.0%	(1.2)	0.0%
Restructuring and Other Costs, Net (d)	(20.5)	-0.8%	(17.7)	-0.7%
Amortization of Acquisition-related Intangible Assets	(148.0)	-5.6%	(148.2)	-5.6%

GAAP Operating Income (a)	$322.5	12.2%	$285.0	10.9%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (d) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (e) for details); the tax consequences of the preceding items (see note (f) for details); and results of discontinued operations.

(c) Reported results in 2008 and 2007 include $0.7 and $1.2, respectively, primarily for charges for sale of inventories revalued at the date of acquisition.
(d) Reported results in 2008 and 2007 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations, and in 2008, impairment of intangible assets associated with a small business unit.

(e) Reported results in 2008 include a $3.8 loss from an other than temporary decline in the fair market value of available-for-sale investments. Reported results in 2007 include an $8.9 loss from an other than temporary decline in the fair market value of an available-for-sale investment and a $4.5 currency transaction gain associated with an intercompany financing transaction.

(f) Reported provision for income taxes includes i) $71.2 and $62.2 of incremental tax benefit in 2008 and 2007, respectively, for the pre-tax reconciling items between GAAP and adjusted net income, ii) in 2008, $18.3 of incremental tax benefit from adjusting the company's deferred tax balances as a result of a change in the apportionment of state tax rates and iii) in 2007, $11.1 of incremental tax benefit from adjusting the company's deferred tax balances as a result of newly enacted tax rates, primarily in Canada.

(g) During the first quarter of 2008, the company transferred management responsibility for several small business units between segments. Segment information for 2007 has been reclassified to reflect these transfers.

Notes:
Consolidated depreciation expense in 2008 and 2007 is $46.4 and $48.6, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $13.6 and $11.8 in 2008 and 2007, respectively.

Consolidated Statement of Income (a)(b)	Twelve Months Ended
	December 31,	% of	December 31,	% of
(In millions except per share amounts)	2008	Revenues	2007	Revenues

Revenues	$10,498.0		$9,746.4
Costs and Operating Expenses:
Cost of revenues (c)	6,167.6	58.8%	5,820.3	59.7%
Selling, general and administrative expenses	2,213.7	21.1%	2,099.7	21.5%
Amortization of acquisition-related intangible assets	602.8	5.8%	571.1	5.9%
Research and development expenses	249.1	2.4%	238.7	2.4%
Restructuring and other costs, net (d)	35.4	0.3%	42.2	0.4%
	9,268.6	88.3%	8,772.0	90.0%

Operating Income	1,229.4	11.7%	974.4	10.0%
Interest Income	51.7		46.5
Interest Expense	(129.9)		(139.8)
Other (Expense) Income, Net (e)	(1.6)		0.2

Income from Continuing Operations Before Income Taxes	1,149.6		881.3
Provision for Income Taxes (f)	(160.9)		(101.7)

Income from Continuing Operations	988.7		779.6
Gain (Loss) on Disposal of Discontinued Operations (net of income tax provision of $3.5 in 2008, includes income tax provision of $4.2 in 2007)	5.5		(18.5)

Net Income	$994.2	9.5%	$761.1	7.8%

Earnings per Share from Continuing Operations:
Basic	$2.36		$1.85
Diluted	$2.27		$1.76

Earnings per Share:
Basic	$2.38		$1.81
Diluted	$2.29		$1.72

Weighted Average Shares:
Basic	418.2		421.5
Diluted	434.8		443.7

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$1,229.4	11.7%	$974.4	10.0%
Cost of Revenues Charges (c)	1.5	0.0%	49.2	0.5%
Restructuring and Other Costs, Net (d)	35.4	0.3%	42.2	0.4%
Amortization of Acquisition-related Intangible Assets	602.8	5.8%	571.1	5.9%

Adjusted Operating Income (b)	$1,869.1	17.8%	$1,636.9	16.8%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$994.2	9.5%	$761.1	7.8%
Cost of Revenues Charges (c)	1.5	0.0%	49.2	0.5%
Restructuring and Other Costs, Net (d)	35.4	0.3%	42.2	0.4%
Amortization of Acquisition-related Intangible Assets	602.8	5.8%	571.1	5.9%
Amortization of Acquisition-related Intangible Assets – Equity Investments	2.8	0.0%	1.5	0.0%
Other Income, Net (e)	(6.0)	-0.1%	4.5	0.1%
Provision for Income Taxes (f)	(249.9)	-2.4%	(270.7)	-2.8%
Discontinued Operations, Net of Tax	(5.5)	0.0%	18.5	0.2%

Adjusted Net Income (b)	$1,375.3	13.1%	$1,177.4	12.1%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$2.29		$1.72
Cost of Revenues Charges, Net of Tax (c)	—		0.07
Restructuring and Other Costs, Net of Tax (d)	0.06		0.06
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.89		0.82
Amortization of Acquisition-related Intangible Assets, Net of Tax – Equity Investments	—		—
Other Income, Net of Tax (e)	(0.01)		0.01
Provision for Income Taxes (f)	(0.06)		(0.07)
Discontinued Operations, Net of Tax	(0.01)		0.04

Adjusted EPS (b)	$3.16		$2.65

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$1,420.2		$1,483.5
Net Cash Used in Discontinued Operations	1.6		1.7
Purchases of Property, Plant and Equipment	(264.4)		(175.5)
Proceeds from Sale of Property, Plant and Equipment	15.4		19.2

Free Cash Flow (b)	$1,172.8		$1,328.9

Segment Data (g)	Twelve Months Ended
	December 31,	% of	December 31,	% of
(In millions except percentage amounts)	2008	Revenue	2007	Revenues

Revenues
Analytical Technologies	$4,471.2	42.6%	$4,181.7	42.9%
Laboratory Products and Services	6,453.3	61.5%	5,911.1	60.6%
Eliminations	(426.5)	-4.1%	(346.4)	-3.5%

Consolidated Revenues	$10,498.0	100.0%	$9,746.4	100.0%

Operating Income and Operating Margin
Analytical Technologies	$957.1	21.4%	$825.4	19.7%
Laboratory Products and Services	912.0	14.1%	811.5	13.7%

Subtotal Reportable Segments	1,869.1	17.8%	1,636.9	16.8%

Cost of Revenues Charges (c)	(1.5)	0.0%	(49.2)	-0.5%
Restructuring and Other Costs, Net (d)	(35.4)	-0.3%	(42.2)	-0.4%
Amortization of Acquisition-related Intangible Assets	(602.8)	-5.8%	(571.1)	-5.9%

GAAP Operating Income (a)	$1,229.4	11.7%	$974.4	10.0%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b) Adjusted results are non-GAAP measures and for income measures exclude certain charges to cost of revenues (see note (c) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (d) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any regularity or predictability (see note (e) for details); the tax consequences of the preceding items (see note (f) for details); and results of discontinued operations.

(c) Reported results in 2008 include $1.5 primarily for charges for the sale of inventories revalued at the date of acquisition and accelerated depreciation on manufacturing assets to be abandoned due to facility consolidations. Reported results in 2007 include $49.2 primarily for charges for the sale of inventories revalued at the date of acquisition.

(d) Reported results in 2008 and 2007 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations and in 2008, gain on pension plan curtailment, impairment of intangible assets associated with a small business unit, loss on a pre-acquisition litigation-related matter, net gains on sales of assets and a charge for in-process research and development at an acquisition, and in 2007, loss on sale of business.

(e) Reported results in 2008 include a $9.8 currency transaction gain associated with an intercompany financing transaction and a $3.8 loss from an other than temporary decline in the fair market value of available-for-sale investments. Reported results in 2007 include an $8.9 loss from an other than temporary decline in the fair market value of an available-for-sale investment and a $4.5 currency transaction gain associated with an intercomany financing transaction.

(f)  Reported provision for income taxes includes i) $222.0 and $238.8 of incremental tax benefit in 2008 and 2007, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) in 2008, $27.9 of incremental tax benefit from adjusting the company's deferred tax balances as a result of a change in the apportionment of state tax rates and newly enacted tax rates in Switzerland; and iii) in 2007, $31.9 of incremental tax benefit from adjusting the comany's deferred tax balances as a result of newly enacted tax rates in the United Kingdom, Denmark, Germany and Canada.

(g) During the first quarter of 2008, the company transferred management responsibility for several small business units between segments. Segment information for 2007 has been reclassified to reflect these transfers.

Notes:
Consolidated depreciation expense in 2008 and 2007 is $189.9 and $185.7, respectively.
Consolidated equity compensation expense included in both reported and adjusted results is $57.1 and $51.1 in 2008 and 2007, respectively.

Condensed Consolidated Balance Sheet

(In millions)	Dec. 31, 2008	Dec. 31, 2007

Assets
Current Assets:
Cash and cash equivalents	$1,280.5	$625.1
Short-term investments	7.5	14.1
Accounts receivable, net	1,478.1	1,450.0
Inventories	1,171.4	1,169.9
Other current assets	408.4	406.2

Total current assets	4,345.9	3,665.3

Property, Plant and Equipment, Net	1,275.3	1,267.4

Acquisition-related Intangible Assets	6,423.2	7,157.8

Other Assets	367.9	403.7

Goodwill	8,677.7	8,713.2

Total Assets	$21,090.0	$21,207.4

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$14.8	$149.3
Other current liabilities	1,525.4	1,752.3

Total current liabilities	1,540.2	1,901.6

Other Long-term Liabilities	2,579.7	2,771.6

Long-term Obligations	2,043.5	2,045.9

Total Shareholders' Equity	14,926.6	14,488.3

Total Liabilities and Shareholders' Equity	$21,090.0	$21,207.4